Exhibit 99.1

Chart Industries Closes on Convertible Senior Subordinated Notes Due 2018

Cleveland, Ohio – August 4, 2011 – Chart Industries, Inc. (Nasdaq: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today announced it closed yesterday on $250 million aggregate principal amount of 2.00% Convertible Senior Subordinated Notes due 2018 (“Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”). The Notes offering, increased from the originally announced $230 million aggregate principal amount, was priced on July 28, 2011. Chart has granted the underwriters a 13 day option to purchase up to $37.5 million in aggregate principal amount of additional Notes to cover overallotments.

Upon conversion, holders of the Notes will receive cash up to the principal amount of the Notes, and it is Chart’s intention to settle any excess conversion value in shares of Chart’s common stock. However, Chart may elect to settle, at its discretion, any such excess value in cash, shares of Chart’s common stock or a combination of cash and shares. The initial conversion price of approximately $69.03 per share represents a conversion premium of 30% over the last reported sale price of Chart’s common stock on July 28, 2011, which was $53.10 per share.

The net proceeds from the offering were approximately $242.8 million after deducting the underwriters’ discount and estimated offering expenses, disregarding any additional proceeds that would be received from any exercise by the underwriters of their overallotment option. Chart expects to use approximately $175 million of the net proceeds to redeem its Senior Subordinated Notes due October 2015 and pay the related redemption premium and accrued interest on or after October 15, 2011. Chart used approximately $17.6 million of the net proceeds to pay the cost of convertible note hedge, warrant and capped call transactions with affiliates of the underwriters (the “option counterparties”). The cap price of the capped call transactions and the strike price of the warrant transactions will initially be $84.96 per share, which represents a premium of 60% over the last reported sale price of Chart’s common stock on July 28, 2011. Chart may enter into additional convertible note hedge, warrant and capped call transactions with the option counterparties if the underwriters exercise their option to cover overallotments. The remaining net proceeds from the offering will be used for general corporate purposes.

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC acted as joint book-running managers and Piper Jaffray & Co. acted as co-manager.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning financing plans, business plans and objectives, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as market reaction to Chart’s financing plans and Chart’s success in achieving those plans, risks associated with Chart’s indebtedness, leverage, debt service and liquidity, fluctuations in the price of Chart’s stock, cyclicality of Chart’s product markets and vulnerability of those markets to economic downturns, a delay or reduction in Chart customer purchases, competition, fluctuations in energy prices or changes in government energy policy, and economic, political, business and market risks associated with Chart’s international operations and transactions. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart’s most recent Annual Report on Form 10-K and “Risk Factors – Risks related to our business” in the Prospectus Supplement relating to the Notes dated July 28, 2011.

For more information, click here:

http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1

Contact:
Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President,		Vice President, Chief Accounting Officer and
Chief Financial Officer and Treasurer		Controller
216-626-1216		216-626-1216
michael.biehl@chart-ind.com		ken.webster@chart-ind.com

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA EMAIL OR ANOTHER COMMUNICATION SYSTEM.